The Audit Committee of the Board of Directors of the Federal Home Loan Bank of Pittsburgh (Bank) for 2017 was composed of five directors, two independent and three member directors. The members of the Audit Committee at December 31, 2017 were Bradford E. Ritchie, Teresa B. Bazemore, Glenn R. Brooks, Lynda A. Messick, and James R. Reske.
The 2018 Audit Committee is comprised of five directors, one independent and four member directors. The members of the Audit Committee effective January 1, 2018 are Bradford E. Ritchie, Teresa B. Bazemore, James R. Biery, William C. Marsh, and Glenn E. Moyer.
Members of the 2017 and 2018 Audit Committees are independent as defined by the Federal Housing Finance Agency.
The Audit Committee oversees the Bank’s financial reporting process; compliance with laws, regulations and policies and the Bank’s administrative, operating and internal accounting controls. The Audit Committee has adopted and is governed by a written charter, and has satisfied its responsibilities during 2017 in compliance with the charter. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees.
The Bank is one of 11 district Federal Home Loan Banks (FHLBanks) that together with the Office of Finance (OF), comprise the Federal Home Loan Bank System (System). PricewaterhouseCoopers LLP (PwC) has been the independent auditor for the System and the Bank since 1990. The Audit Committee engages in rigorous evaluations each year when appointing an independent auditor. In connection with the appointment of the Bank’s independent auditor, the Audit Committee’s evaluation included consultation with the Audit Committees of the FHLBanks and the OF. Specific considerations included:

•	An analysis of the risks and benefits of retaining the same firm as independent auditor versus engaging a different firm, including consideration of:

o	PwC engagement audit partner, engagement quality review partner and audit team rotation;

o	PwC’s tenure as the Bank’s and the System’s independent auditor;

o	Benefits associated with engaging a different firm as independent auditor; and potential disruption and risks associated with changing auditors

•	PwC’s historical and recent performance on the Bank’s audit, including the results of an internal survey of PwC service and quality;

•	External data relating to audit quality and performance, including recent PCAOB audit quality inspection reports on PwC and its peer firms;

•	The appropriateness of PwC’s fees, on both an absolute basis and as compared to its peer firms; and

•	The diversity of PwC’s ownership and staff assigned to the engagement.

The Audit Committee has reviewed and approved the fees paid to PwC for audit, audit related and other services, and the Audit Committee has determined that non-audit services provided by PwC did not impair its independence. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by PCAOB Rule 3526, and has discussed with PwC its independence. There were no independence issues identified.
In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Bank. For engagement audit and quality review partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Bank’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.
Based on the review and discussion referred to above, the 2018 Audit Committee recommends to the Board of Directors that the financial statements be included in the FHLBank’s 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
Bradford E. Ritchie, Chair
Teresa B. Bazemore, Vice Chair
James R. Biery
William C. Marsh
Glenn E. Moyer